Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 18, 2020, relating to the consolidated financial statements of Superior Drilling Products, Inc. and subsidiaries, which report appears in the Form 10-K of Superior Drilling Products, Inc. and subsidiaries for the year ended December 31, 2019 (and expresses an unqualified opinion), which is incorporated by reference in this Registration Statement (Form S-3) of Superior Drilling Products, Inc. and subsidiaries and related Prospectus.

/s/ Moss Adams LLP

Dallas, Texas

July 1, 2020